Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The unaudited pro forma condensed combined financial information presented below is based on, and should be read in conjunction with (i) Celgene Corporation’s (“Celgene,” “we,” “our,” “us,” or the “Company”) historical consolidated financial statements, and the related notes thereto, included in our Quarterly Report on Form 10-Q for the nine-months ended September 30, 2018. The unaudited pro forma condensed combined statement of operations is presented as if the acquisition had occurred on January 1, 2017 and combines the historical results of operations of Celgene and Juno for the nine-months ended September 30, 2018. An unaudited pro forma condensed combined balance sheet as of September 30, 2018 is not included as Juno is already included in Celgene’s consolidated balance sheet as of September 30, 2018.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s results of operations would have been had the acquisition been completed as of the date indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of Celgene.

The unaudited pro forma condensed combined financial information does not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of Juno. Although Celgene believes that certain cost savings may result from the acquisition, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions, is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods or the results that would have been realized if the acquisition had been completed as of the date indicated.

CELGENE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine-Months Ended September 30, 2018 (1)
(In Millions, except per share amounts)

	Celgene	Juno	Pro Forma	See	Pro Forma
	(Historical)	(Historical)(1)	Adjustments	Note 5	Combined

Revenue:
Net product sales	$11,229	$—	$—		$11,229
Other revenue	15	28	(18)	a	25

Total revenue	11,244	28	(18)		11,254

Expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)	418	—	—		418
Research and development	4,535	94	(319)	b	4,310
Selling, general and administrative	2,400	99	(266)	c	2,233
Amortization of acquired intangible assets	341	—	14	d	355
Acquisition related charges, net	166	—	(92)	e	74

Total costs and expenses	7,860	193	(663)		7,390

Operating income (loss)	3,384	(165)	645		3,864

Other income and (expense):
Interest and investment income, net	30	2	(8)	f	24
Interest (expense)	(551)	—	(15)	g	(566)
Other income (expense), net	852	1	(458)	h	395

Income (loss) before income taxes	3,715	(162)	164		3,717

Income tax provision	742	—	28	i	770

Net income (loss)	$2,973	$(162)	$136		$2,947

Net income per share:
Basic	$4.12				$4.08
Diluted	$4.02				$3.98

Weighted average shares:
Basic	722.0				722.0
Diluted	740.4				740.4

(1)
Historical Juno results are for the period from January 1 through March 5, 2018. As the acquisition was completed on March 6, 2018, all Juno results as of and after this date are included in the historical results of Celgene.

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1. Description of Transaction
On January 21, 2018, Celgene and Juno signed a definitive agreement in which Celgene agreed to acquire Juno for $87.00 per share in cash, through a tender offer. Upon completion of the acquisition on March 6, 2018, Juno became a subsidiary of Celgene. Total consideration for the acquisition was $10.4 billion, consisting of $9.1 billion for common stock outstanding, $966 million for the fair value of our investment in Juno and $367 million for the portion of equity compensation attributable to the pre-combination service period. In addition, the fair value of the awards attributed to the post-combination service period was $666 million, which will be recognized as compensation expense over the requisite service period in the post-combination financial statements of Celgene. As a result of the acquisition, Celgene acquired $818 million of cash, cash equivalents and marketable securities resulting in a total transaction value of approximately $8.6 billion, net of cash, cash equivalents and marketable securities acquired. Celgene funded the transaction through a combination of existing cash, cash equivalents, marketable securities and a portion of the February 2018 issuance of $4.5 billion of senior notes.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Celgene and Juno. The unaudited pro forma condensed combined statement of operations is presented as if the acquisition had occurred on January 1, 2017 and combines the historical results of operations of Celgene and Juno for the nine-months ended September 30, 2018. An unaudited pro forma condensed combined balance sheet as of September 30, 2018 is not presented as Juno is already included in Celgene’s consolidated balance sheet as of September 30, 2018.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed combined financial information assumes that acquisition related transaction fees and costs, including post combination share-based compensation related to the acquisition, are not expected to have a continuing impact and are excluded from the unaudited pro forma condensed combined statement of operations via a pro forma adjustment.

3. Accounting Policies

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies as Celgene is not aware of any differences that would have a material impact on the combined financial statements. Certain amounts from the historical consolidated financial statements of Juno have been reclassified to conform their presentation to that of Celgene. See notes 5(b), 5(c) and 5(e).

4. Purchase Price Consideration and Preliminary Purchase Price Allocation

The total purchase price consideration is calculated as follows (in millions; except for share data):

Number of Juno common shares outstanding as of March 5, 2018 (excluding those owned by Celgene)	104,614,284
Cash price per share	$87.00
Cash consideration	$9,101
Fair value of Juno equity awards attributed to pre-combination service period (1)	367
Fair value of Celgene’s investment in Juno	966
Estimated purchase price consideration	$10,434

(1) The portion of equity compensation attributable to the post-combination service period is $666 million.

A preliminary estimate of the fair value of the assets acquired and the liabilities assumed by Celgene for this acquisition, reconciled to the purchase price consideration is shown below. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Juno’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed for purposes of the estimated pro forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Allocation of purchase price (in millions):
Tangible assets and liabilities:
Working capital(1)	$437
Property, plant and equipment, net	144
Other non-current assets	46
Deferred tax liabilities, net	(1,530)
Other non-current liabilities	(41)
Total net tangible assets	(944)

Intangible assets:
In-process research and development (IPR&D)	6,980
Definite-lived intangible asset	1,260
Goodwill	3,138
Total intangible assets	11,378
Total allocated estimated purchase price consideration	$10,434

(1) Includes cash and cash equivalents, debt securities available-for-sale, accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities (including accrued litigation).

5. Pro Forma Adjustments

For purposes of preparing the unaudited pro forma condensed combined statement of operations, we assumed the following adjustments:

Pro Forma Condensed Combined Statement of Operations for the Nine-Months Ended September 30, 2018

(a) Other Revenue

Reflects the elimination of amounts reflected in the historical consolidated statement of operations from transactions between Celgene and Juno.

(b) Research and development

The decrease in Research and development is comprised of the following (in millions):

Elimination of Juno equity compensation expense associated with the post-combination service period	$(291)
Reclassification of acquisition related charges to Acquisition related charges, net	(15)
Elimination of amounts reflected in the historical consolidated statement of operations from transactions between Celgene and Juno	(11)
Elimination of Juno’s historical amortization expense	(2)
Total pro forma adjustments to Research and development	$(319)

(c) Selling, general and administrative

Reflects the elimination of Juno equity compensation expense of $196 million associated with the post-combination service period. Reflects the reclassification of acquisition related charges of $70 million to Acquisition related charges, net.

(d) Amortization of acquired intangible assets

The adjustment made to Amortization of acquired intangible assets includes $14 million for the period January 1 through March 5, 2018 of additional amortization expense due to the identification of a definite-lived intangible asset in the purchase price allocation which was preliminarily fair valued at $1,260 million. As the acquisition was completed on March 6, 2018, amortization expense as of and after this date is included in the historical results of Celgene.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Pro forma amortization has been estimated on a preliminary basis, which may materially differ upon finalizing the purchase price allocation and the useful life of the acquired identifiable definite-lived intangible asset. For each increase or decrease of $100 million to the pro forma adjustment to definite-lived intangible asset, assuming a weighted average useful life of 15 years, amortization expense included in amortization of acquired intangible assets would increase or decrease by $5 million for the nine-months ended September 30, 2018.

(e) Acquisition related charges, net

The net decrease in Acquisition related charges, net is comprised of the following (in millions):

Reclassification of acquisition related charges from Research and development (see note 5(b))	$15
Reclassification of acquisition related charges from Selling, general and administrative (see note 5(c))	70
Elimination of Celgene’s transaction costs	(92)
Elimination of Juno’s transaction costs	(85)
Total pro forma adjustments to Acquisition related charges, net	$(92)

(f) Interest and investment income, net

Reflects an estimate of foregone interest income on cash, cash equivalents and marketable securities based on the sale of marketable securities available-for-sale as an assumed source of liquidity to fund the acquisition.

(g) Interest (expense)

The adjustment to Interest (expense) consists of interest expense, amortization of debt issuance costs and other recurring financing costs associated with the $3.0 billion of debt incurred to fund the acquisition from January 1, 2018 through the debt issuance date of February 20, 2018.

(h) Other income (expense), net

Elimination of increase of $458 million in the fair value of Celgene’s investment in Juno prior to the acquisition on March 6, 2018 to a fair value of $966 million, which is based on the offer price of $87.00 per share. Celgene’s investment in Juno was eliminated in the preliminary purchase price allocation.

(i) Income tax provision

Statutory tax rates were applied, as appropriate, to each pro forma adjustment based on the jurisdiction in which the adjustment is expected to occur. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors, including the reduction in the U.S. corporate tax rate from 35% to 21% as a result of U.S. tax reform which was enacted on December 22, 2017.